FOR IMMEDIATE RELEASE:

ICONIX BRAND GROUP REPORTS RECORD EARNINGS FOR SECOND QUARTER 2007

• Q2 Licensing Revenue of $39.1 million compared to $18.4 in prior year quarter
• EBITDA of $31.2 million compared to $11.4 million in prior year quarter
• Net Income of $14.8 million versus $5.2 million (tax-effected) in prior year quarter
• Q2 fully diluted EPS of $0.24 versus $0.12 (tax-effected) in prior year quarter

NEW YORK, August 7, 2007 - Iconix Brand Group, Inc. (NASDAQ: ICON) (“Iconix” or the “Company”) today announced financial results for the second quarter and six months ended June 30, 2007.

Q2 2007 results:

Licensing revenue for the second quarter of 2007 increased to approximately $39.1 million, as compared to approximately $18.4 million in the second quarter of 2006. EBITDA for the second quarter increased to approximately $31.2 million as compared to approximately $11.4 million in the prior year quarter and free cash flow for the quarter increased to approximately $25.8 million as compared to approximately $9.3 million in the prior year quarter. Net income for the second quarter as reported on the Company’s income statement was approximately $14.8 million versus approximately $8.3 million in 2006, and fully diluted earnings per share as reported on the Company’s income statement, was $0.24 versus $0.19. The Company recognized non-cash tax benefits in the prior year quarter and therefore comparing net income on a tax-effected basis the Company reported net income of $14.8 million versus approximately $5.2 million (tax-effected) in 2006 and fully diluted earnings per share was approximately $0.24 for 2007 versus $0.12 (tax-effected) in 2006. EBITDA, free cash flow and tax effected EPS are non-GAAP measures and reconciliation tables for all three are attached to this press release. These non-GAAP measures should not be considered in isolation or as an alternative to GAAP measures of performance.

Six months ended June 30, 2007 results:

Licensing revenue for the six months ended June 30, 2007 increased to approximately $69.9 million as compared to approximately $31.7 million in the prior year six month period. EBITDA for the six month period increased to approximately $54.6 million as compared to approximately $19.8 million in the prior year, and free cash flow increased to approximately $47.4 million as compared to approximately $15.4 million in the prior year. Net income as reported on the Company’s income statement for the six month period increased to approximately $27.5 million as compared to approximately $15.7 million in the prior year and fully diluted earnings per share as reported on the Company’s income statement were $0.45 versus $0.37 in the prior year. The Company recognized non-cash tax benefits in the prior year six month period and therefore comparing net income on a tax-effected basis the Company reported net income of approximately $27.5 million as compared to approximately $9.2 million (tax-effected) in the prior year six months. In comparing fully diluted earnings per share on a tax-effected basis the Company reported fully diluted earnings per share of $0.45 in the first six months of 2007 as compared to $0.21 (tax-effected) in the prior year six month period.

Neil Cole, Chairman and CEO of Iconix, commented, “I am pleased with our financial results this quarter as we more than doubled our revenue from a year ago and at the same time increased our EBITDA margins year over year. These metrics continue to underscore the compelling growth and profitability of our unique business model and strategy. Our portfolio performed well in the quarter and we were able to successfully integrate our two recent acquisitions, Danskin and Roca Wear and I am very excited about the earnings power both of these brands will bring to our portfolio. In light of the current conditions in the debt and equity markets we feel the approximately $250 million that we raised in the quarter through our convertible bond offering was opportune and has positioned us well to continue to execute our growth strategy and has also materially lowered our overall cost of capital.”

2007 Guidance:

The Company is re-affirming its previously stated 2007 guidance of revenue in a range of $150 - $160 million and fully diluted earnings per share in a range of $0.96 - $1.00.

Iconix Brand Group Inc. (Nasdaq: ICON - News) owns, licenses and markets a growing portfolio of consumer brands including CANDIE'S ®, BONGO ®, BADGLEY MISCHKA ®, JOE BOXER ® RAMPAGE ® MUDD ®, LONDON FOG ®, MOSSIMO ® OCEAN PACIFIC ®, DANSKIN ® and ROCA WEAR®. The Company licenses it brands to a network of leading retailers and manufacturers that touch every major segment of retail distribution from the luxury market to the mass market in both the U.S. and around the world. Iconix, through its in-house advertising, promotion and public relations agency, markets its brands to continually drive greater consumer awareness and equity.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995. The statements that are not historical facts contained in this press release are forward looking statements that involve a number of known and unknown risks, uncertainties and other factors, all of which are difficult or impossible to predict and many of which are beyond the control of the Company, which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward looking statements. Such factors include, but are not limited to, uncertainty regarding the results of the Company's acquisition of additional licenses, continued market acceptance of current products and the ability to successfully develop and market new products particularly in light of rapidly changing fashion trends, the impact of supply and manufacturing constraints or difficulties relating to the Company's licensees’ dependence on foreign manufacturers and suppliers, uncertainties relating to customer plans and commitments, the ability of licensees to successfully market and sell branded products, competition, uncertainties relating to economic conditions in the markets in which the Company operates, the ability to hire and retain key personnel, the ability to obtain capital if required, the risks of litigation and regulatory proceedings, the risks of uncertainty of trademark protection, the uncertainty of marketing and licensing acquired trademarks and other risks detailed in the Company's SEC filings. The words "believe", "anticipate," "expect", "confident", “project”, provide “guidance” and similar expressions identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward looking statements, which speak only as of the date the statement was made.

Contact:	David Conn
Executive Vice President
Iconix Brand Group
212.730.0030

Joseph Teklits
Integrated Corporate Relations
203.682.8200

Iconix Brand Group, Inc. and Subsidiaries

Condensed Consolidated Income Statements - (Unaudited)
(in thousands, except earnings per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006

Licensing and commission revenue	$39,071	$18,409	$69,912	$31,678

Selling, general and administrative expenses	9,011	6,817	16,730	11,501
Special charges	331	712	1,094	1,268

Operating income	29,729	10,880	52,088	18,909

Other expenses:
Interest expense - net	6,913	2,882	9,535	4,826

Income before income taxes	22,816	7,998	42,553	14,083

Provision/(benefit) for Income taxes	8,027	(347)	15,017	(1,619)

Net income	$14,789	$8,345	$27,536	$15,702

Earnings per share:
Basic	$0.26	$0.22	$0.49	$0.42

Diluted	$0.24	$0.19	$0.45	$0.37

Weighted average number of common shares outstanding:
Basic	56,625	38,680	56,451	37,208

Diluted	61,364	44,712	61,241	42,872

Selected Balance Sheet Items:	6/30/2007	12/31/2006
(in thousands)	(Unaudited)	(Audited)
Total Assets	$1,218,126	$701,052
Total Liabilities	$729,120	$235,595
Stockholders' Equity	$489,006	$465,457

The following table details unaudited reconciliations from non-GAAP amounts to U.S. GAAP and effects of these items:
(in thousands)

	Three Months Ended		Six Months Ended
	June 30,	June 30	June 30,	June 30
	2007	2006	2007	2006

EBITDA (1)	$31,249	$11,434	$54,554	$19,826

Reconciliation of EBITDA:
Operating income	29,729	10,880	52,088	18,909
Add: Depreciation and amortization of certain intangibles	1,520	554	2,466	917
EBITDA	$31,249	$11,434	$54,554	$19,826

(1) EBITDA, a non-GAAP financial measure, represents income from operations before interest, income taxes, depreciation and amortization expenses. The Company believes EBITDA provides additional information for determining its ability to meet future debt service requirements, investing and capital expenditures.

Free Cash Flow (2)	$25,790	$9,305	$47,432	$15,439

Reconciliation of Free Cash Flow:
Net income	$14,789	$8,345	$27,536	$15,702
Add: Depreciation, amortization of intangibles and deferred financing costs, the change in
the reserve for accounts receivable, and non-cash compensation expense	2,974	1,389	4,919	1,914
Add: Non-cash income taxes (benefits)	8,027	(347)	15,017	(1,619)
Less: Capital expenditures	0	82	40	558
Free Cash Flow	$25,790	$9,305	$47,432	$15,439

(2) Free Cash Flow, a non-GAAP financial measure, represents net income before depreciation, amortization, the change in the reserve for accounts receivable and excluding non-cash income taxes (benefits) and capital expenditures. The Company believes Free Cash Flow is useful for evaluating our financial condition because it represents the amount of cash generated from the operations that is available for repaying debt and investing.

Reconciliation of net income to tax- effected net income and reconciliation of diluted net income per share to tax-effected diluted net income per share.

	Three Months Ended	Six Months Ended
Reconciliation to GAAP:	June 30, 2006	June 30, 2006
(in thousands except per share data)

Net income, GAAP, as reported	$8,345	$15,702
Less: GAAP income tax benefit	(347)	(1,619)
Income before income taxes, as reported	7,998	14,083
Less: 35% effective tax provision	(2,799)	(4,929)
Net income, as adjusted with 35% tax rate	$5,199	$9,154

Number of dilutive shares	44,712	42,872

Dilutive EPS, as adjusted with 35%
Effective tax rate	$0.12	$0.21

The Company believes that tax-effected net income and tax-effected net income per diluted share are important metrics used by management to evaluate and under stand the performance of the ongoing operations of the Company’s business.